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                                                                   Exhibit 10.1

QUALIFIED COLLABORATION SOLUTIONS for RETAIL




August 12, 1997

Her Goede Paard b.v.
Wijchenseweg 112
6538 SX Nijmegen
P.O. Box 6641
6503 GC Nijmegen
The Netherlands

Dear Johan Vunderink:

      The purpose of this letter is to establish an agreement between Het Goede Paard (the "Finder") and QCS Corporation (the "Company") for the purpose of arranging for prospective investors introduced to the Company by the Finder to acquire equity interests in the Company with a value of $1.50 per share or greater (a "Placement") and to assist with the marketing of the Company. The terms of this Agreement are as follows:

      1. On the date of this Agreement, and from time to time thereafter, the Finder shall submit a list of prospective investors to the Company. Within five days after receipt of such list, the Company shall identify in writing to the Finder the prospective investors which meet its approval and which have not already been contacted by the Company regarding the Placement (the "Prospects"). The Finder shall only be entitled to a fee hereunder with respect to the Prospects which have been so approved by the Company.

      2. Thereafter, the Finder shall a) contact the Prospects and determine their interest in entered into discussions with the Company regarding the Placement; b) inform such Prospects of the requirements of the Company as to the Placement; c) ascertain, as to the Prospects interested in entering into discussions with the Company regarding the Placement, the terms and conditions under which such Prospects would proceed with negotiations and inform the Company of such terms and conditions; d) fully inform the Prospects of the Copy's technology and its business; and e) act as a liaison between the Company and the interested Prospects to arrange all necessary meetings between the parties and act as advisor to the Company at such meetings.

      3.    a.    During the term of this Agreement, upon the closing of the
Placement involving an equity investment made by one or more of the Prospects in the Company, the Finder shall be entitled to a "finder's fee" of 5% of aggregate amount of the equity investments in the Placement by the Prospects to be paid in the following manner: 70% in the form of warrants to purchase shares of capital stock of the Company on the same terms and conditions as the Placement (the "Warrants") and 30% in cash.


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            b.    The Finder's reasonable travel and accommodation expenses
will be reimbursed by the Company.

            c. The Warrants shall be issued to the Finder on the closing date of the Placement and shall expire three years following such closing date. The value of the Warrants shall be equal to the aggregate exercise price of the Warrants. The cash portion of the finder's fee and expenses shall be paid within 15 days of the closing date of the Placement

      4. The Finder shall assist the Company with investor relations including introducing the Company to investment bankers. The Finder shall also assist the Company in preparing its financial presentations and strategies for investors.

      5. This Agreement shall be non-exclusive to the Finder. The Company may employ other finders or seek an equity investment on its own initiative, utilizing its own or their contacts and sources, without obligation to the Finder hereunder.

      6. This Agreement shall have a term of six months from the date it is signed by both parties, unless extended by mutual written agreement of the parties. Either party may terminate this Agreement at any time effective upon delivery of written notice to the other party. Should the Company continue in active discussions with the Prospects after any termination date, the finder's fee shall be paid by the Company for any Placement that is completed with a Prospect within six months of the termination date. The Finder shall have no claim to any fee or override for any agreement entered into between the Company and any Prospect more than six months after the date of termination.

      7. The Finder will treat all information which it receives from the Company in a confidential manner (other than information that is or becomes publicly available other than as a result of the wrongful or unlawful disclosure by the Finder) and will use the same degree of care to prevent inappropriate dissemination of such information as it would employ in the protection and preservation of confidential information about its own business. The Finder specifically agrees that it will not (except as required by applicable law, regulation or legal process) disclose to any third party any information received from the Company which is confidential and is not publicly available. The Finder further agrees that monetary damages would not be an adequate remedy for breach of the covenants contained in this paragraph and that the Company will be entitled to injunctive relief for any such breach.

      8. This Agreement constitutes the final, complete and exclusive understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement cannot be modified or amended except by a writing executed by the party to be charged therewith.


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      9.    This Agreement shall be deemed to have been made in, and shall be construed pursuant to, the substantive and procedural laws of the State of California. The parries hereby consent to the judicial jurisdiction of the court and arbitrators of the State of California, County of Santa Clara, as to any action instituted by either party arising out of or related to this Agreement.

      10. The Finder represents that he does not engage either for all or part of his time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person.

      11. The Finder shall not provide any Prospect with any written material related to the Company unless such written material has previously been approved by the Company and shall not make any other representation on behalf of the Company. Further, the Finder agrees to indemnify, defend and hold the Company harmless for any claim based upon any representation by the Finder or written material provided by the Finder which is not previously approved by the Company.

      If the terms of the engagement as set forth in this letter arc satisfactory, please sign this letter agreement and return it to the undersigned.

Sincerely yours,

QCS CORPORATION




Marcel van Heesewijk
President & CEO



AGREED AND ACCEPTED THIS    ___ DAY OF AUGUST, 1997:


Het Goede Paard b.v.                    QCS Corporation



---------------------------------       ------------------------------------
Represented by Johan Vunderink          Marcel van Heesewijk


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